Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—November 19, 2015

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.032287 per unit, payable on December 14, 2015 to unitholders of record on November 30, 2015. The distribution primarily represents oil production during the month of August 2015 and natural gas production during July 2015.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	69,396	2,239	410,089	13,229	$42.51	$2.60
Prior Month	71,875	2,319	394,272	13,142	$50.38	$2.47

Oil cash receipts for the properties underlying the Trust totaled $3.0 million for the current month, a decrease of $0.7 million from the prior month calculation. The decrease was primarily due to a 16% decrease in NYMEX oil prices from July to August 2015. Natural gas receipts increased $0.1 million from the prior month, totaling $1.1 million. The increase in natural gas sales volumes resulted primarily from differences in the timing of cash receipts.

Total direct operating expenses, including lease operating expenses (“LOE”), production and ad valorem taxes, and gathering and transportation expenses, totaled $2.9 million, an increase of $0.4 million from the prior month. The increase in direct operating expenses is due to lower than normal LOE in the prior period as a result of actual LOE for prior months being lower than anticipated, resulting in accrual adjustments. These adjustments resulted in a $0.3 million LOE reduction in the prior month distribution.

Actual capital costs incurred have been less than projected, resulting in a capital adjustment during the current month distribution that increased the total distribution to be paid by $0.3 million. Capital expenditures incurred during the current month distribution period were $0.3 million, offset by $0.6 million of accrual reductions related to projects where actual costs incurred were less than projected.

Total direct operating expenses and capital expenditures relate to expenses incurred during September 2015.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received is significantly affected by prevailing commodity prices. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555